COWEN INCOME + GROWTH FUND

        TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

             QUARTER ENDED:   September 30, 1997


Name of Security: SL GREEN REALTY

Registration under Securities
Act of 1933? 10f-3(a)(1)(i):             Yes

Time of Acquisition 10f-3(a)(2)
 -Date Acquired:                         Trade Date: 8/15/97
 -Date First Offered:                    August 15,1997

Reasonableness of Spread [10f-3(b)]
 -Offering Price Per Share:              $21
 -Amount of Spread: Gross Spread:        $1.31
                    Selling Concession:  $.79
 -Spread(%):                             6.2%

Evidence of Reasonableness of Spread
(contemporaneous similar offering)
 -Name of Issue:                       Aviron
 -Date of Offering:                      August 13, 1997
 -Spread:                                 6.0%

Issuer in Continuous Operation at
Least Three Years? [10f-3(c)]:           Yes

Amount Purchased by Fund [10f-3(d)]:
 -Total Shares Offered:                  10.1 million shares
 -Purchase Price per Share:              $21
 -Total Shares Purchased:                5,000
 -Total Purchase Price:                  $105,000
 -Percentage of Offering Purchased:      less than 1%
 -Any Shares Purchased by Other Funds
  in Family?                             No

Percentage of Fund Assets Invested
[10f-3(e)]:                              less than 1%

From Whom Purchased [10f-3(f)]
 -Selling Dealers(s):                    Lehman Brothers
 -Syndicate Manager(s):                  Lehman Brothers